                                                                     EXHIBIT 8.4

                   [DeBrauw Blackstone Westbroek Letterhead]

Security Capital Group Incorporated

125 Lincoln Avenue
Santa Fe, New Mexico 87501
United States of America

SC Realty Incorporated
125 Lincoln Avenue
Santa Fe, New Mexico 87501
United States of America

Amsterdam, 6 December 2000

Ladies/ Gentlemen,

RE: OPINION LETTER

   Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") that forms part of the Registration Statement of Security Capital Group Incorporated, a Maryland corporation ("SCGI"), filed with the Securities and Exchange Commission in connection with the proposed purchase by SC Realty Incorporated, a Nevada corporation ("Purchaser"), of all of the stock of Security Capital Holdings S.A., a Luxembourg corporation ("Holdings") from Security Capital U.S. Realty, incorporated in the Grand Duchy of Luxembourg as a Societe d'Investissement a Capital Fixe ("Seller"), pursuant to the Transaction Agreement dated as of September 26, 2000, by and among SCGI, Purchaser, and Seller (the "Transaction Agreement"). As described in the Registration Statement, after Purchaser purchases the stock of Holdings from Seller, Seller will liquidate (the "Liquidation") and distribute to its stockholders the cash (less the portion of the cash used to satisfy certain obligations of Seller to its creditors) and Class B common stock of SCGI that constitute the sale proceeds for Holdings. Any capitalized term used and not defined herein shall have the meaning given to it in the Registration Statement or the appendices thereto.

   For purposes of the opinion set forth below, we have relied, with the consent of SCGI and Purchaser, upon the accuracy and completeness of the Registration Statement.

   We have also assumed that: (i) the transactions contemplated by the Transaction Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition found therein and material to this opinion will be waived by any party); and (ii) the Purchase and Sale of Holdings and the Liquidation will be validly consummated in accordance with the applicable law of Luxembourg.

   We have participated in the preparation of the discussion set forth in the section entitled "CERTAIN TAX CONSEQUENCES OF THE TRANSACTION--The Netherlands Tax Considerations." In our opinion, such discussion, is accurate in all material respects.

   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to us in the Proxy Statement/Prospectus under the caption "CERTAIN TAX CONSEQUENCES OF THE TRANSACTION--The Netherlands Tax Considerations."

   We are furnishing this opinion to you in connection with the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Hans Bol

Hans Bol

                                       2